Exhibit 4.4

THIRD AMENDMENT TO RIGHTS AGREEMENT

This THIRD AMENDMENT TO RIGHTS AGREEMENT effective as of September 22, 2008 (this “Third Amendment”) is between Franklin Electric Co., Inc., an Indiana corporation (the “Company”) and Wells Fargo Bank, National Association (“Wells Fargo”).

WHEREAS, the Company previously entered into the Rights Agreement dated as of October 15, 1999, as amended by the First Amendment to Rights Agreement dated as of December 1, 2006 and the Second Amendment to Rights Agreement dated as of July 11, 2007 (as amended, the “Rights Agreement”);

WHEREAS, pursuant to the provisions of Section 21 of the Rights Agreement, the Company has given notice to LaSalle Bank National Association that effective September 30, 2008, it is being removed as Rights Agent (as such term is defined in the Rights Agreement) and Wells Fargo is being appointed as the successor Rights Agent under the Rights Agreement; and

WHEREAS, Wells Fargo has expressed its willingness and desire to serve as such appointed successor Rights Agent effective as of September 30, 2008, subject to the parties entering into this Third Amendment pursuant to the provisions of Section 27 of the Rights Agreement.

NOW, THEREFORE, it is mutually agreed between the Company and Wells Fargo that:

1.
Upon execution of this Third Amendment, Wells Fargo does hereby become a party to the Rights Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Rights Agreement as though an original party thereto and as “Rights Agent” thereunder.

2.	The Rights Agreement shall be amended to, among other things, reflect the appointment of Wells Fargo as Rights Agent, as follows:

a.	The title page of the Rights Agreement shall be amended to replace the name of the party designated as “LASALLE BANK NATIONAL ASSOCIATION” with the name “WELLS FARGO BANK, NATIONAL ASSOCIATION”.

b.	The introductory paragraph of the Rights Agreement shall be amended to have the name of the Rights Agent changed from “LaSalle Bank National Association” to “Wells Fargo Bank, National Association”.

c.
Section 26 of the Rights Agreement shall be amended to replace the name and address of “LaSalle Bank National Association, 135 S. LaSalle Street, Chicago, Illinois  60603, [Attention: Mark Rimkus]” with the following: “Wells Fargo Shareowner Services, 161 North Concord Exchange, South St. Paul, Minnesota  55075-1139, Attention: Manager of Account Administration”.

d.	The definition of “Rights Agreement” as set forth in the first paragraph of the second page of Exhibit A to the Rights Agreement is hereby deleted and replaced as follows:

“the Rights Agreement, dated as of October 15, 1999, between Franklin Electric Co., Inc., an Indiana corporation (the “Company”) and Illinois Stock Transfer Company, an Illinois corporation, as amended by the First Amendment to Rights Agreement dated as of December 1, 2006, between the Company and LaSalle Bank National Association (“LaSalle Bank”), by the Second Amendment to Rights Agreement dated as of July 11, 2007, between the Company and LaSalle Bank, and by the Third Amendment to Rights Agreement dated as of September 22, 2008, between the Company and Wells Fargo Bank, National Association, a national banking association (the “Rights Agent”), as may be further amended and modified from time to time (the “Rights Amendment”)”.

3.
Wells Fargo hereby represents and warrants to the Company that Wells Fargo (a) is a legal business entity organized and doing business under the laws of the United States or of any state of the United States, in good standing, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by a federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000, or (b) is an affiliate of a legal business entity described in the foregoing clause (a).

4.
The execution and delivery of this Third Amendment has been duly and validly authorized and approved by each of the parties hereto, and no other proceedings (corporate or otherwise) on the part of the parties hereto are necessary to authorize this Third Amendment.  This Third Amendment has been duly and validly executed and delivered by each of the parties hereto and constitutes a valid and binding agreement of such parties, enforceable against each of them in accordance with its terms.

5.
Except as expressly amended by this Third Amendment, all terms, conditions and other provisions contained in the Rights Agreement are hereby ratified and reaffirmed.  The Rights Agreement, after giving effect hereto, shall remain in full force and effect.

6.
Upon execution hereof, each reference in the Rights Agreement to “this Agreement,” “hereby,” “hereunder,” “herein,” “hereof,” or words of like import referring to the Rights Agreement shall mean and refer to the Rights Agreement, as amended by this Third Amendment. In addition, any and all notices, requests, certificates and other instruments executed and delivered after the date hereof may refer to the Rights Agreement without making specific reference to this Third Amendment; but nevertheless all references to the Rights Agreement shall be a reference to such document as amended hereby.  If this Third Amendment is inconsistent with (or affects the interpretations of) unamended portions of the Rights Agreement, the provisions of (or interpretations suggested by) this Third Amendment shall control.

This Third Amendment shall be governed by and construed in accordance with Indiana law.

7.	This Third Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

*           *           *

IN WITNESS WHEREOF, the Company and Wells Fargo have caused this Third Amendment to Rights Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of this 22nd day of September, 2008.

Attest:	Franklin Electric Co., Inc.

By:	By:
Mandy Longenberger	Angela M. Hughes
Corporate Paralegal	Counsel, Governance Manager,
Assistant Secretary

Attest:	Wells Fargo Bank, National Association

By:	By:
Name:	Name:
Title:	Title:

Acknowledged and agreed as of
this [___] day of _______, 2008:

Attest:	LaSalle Bank National Association
By:	By:
Name:	Name:
Title:	Title: